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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  EXHIBIT 11
COMPUTATION OF PER COMMON SHARE EARNINGS




                                                                     DECEMBER 31,
                                                           1995           1994             1993
                                                           ----           ----             ----
Primary
 Net income applicable to common shares...........     $   360,553     $ 5,716,145    $  4,501,889
                                                      =============   =============  ==============

 Weighted average number of
  primary common shares:
  Outstanding.....................................       5,986,127       5,883,261       5,648,175
 Issuable upon assumed exercise
  of dilutive warrants............................          51,479          43,140           1,032
                                                      -------------   -------------  --------------
    TOTAL.........................................       6,037,606       5,926,401       5,649,207
                                                      =============   =============  ==============

 Primary earnings per common share                         0.060           0.965           0.797
                                                           =====           =====           =====
Fully Diluted
 Net income applicable to common shares...........     $   360,553     $ 5,716,145    $  4,501,889
 Add interest and amortization of
  debentures (net of tax) ........................         386,768         420,404         523,116
                                                      -------------   -------------  --------------
    TOTAL.........................................     $   747,321     $ 6,136,549    $  5,025,005
                                                      =============   =============  ==============
 Weighted average number of
  primary common shares...........................       5,986,127       5,883,261       5,648,175
 Increase to assumed exercise of stock options and
  conversion of convertible debt to reflect
  maximum dilution effect.........................         886,108         953,497       1,044,800
                                                      -------------   -------------  --------------


    TOTAL.........................................       6,872,235       6,836,758       6,692,975
                                                      =============   =============  ==============
 Fully diluted earnings per common share                 0.060 *          0.898           0.751
                                                         ======           =====           ======



* In computing fully diluted earnings per share for 1995, interest and amortization of debentures, assumed exercise of stock options and the conversion of convertible debt is excluded as conversion would increase earnings per share.

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